Exhibit 99.1

PRESS RELEASE

Prothena Reports Fourth Quarter and Full Year 2022 Financial Results, and Provides Financial Guidance and Business Highlights

•Net cash used in operating and investing activities was $5.1 million in the fourth quarter and $109.3 million for the full year of 2022; quarter-end cash and restricted cash position was $712.6 million
•Advanced potential best-in-class Alzheimer’s Disease portfolio in 2022: received FDA clearance for IND application and Fast Track designation granted for PRX012, an investigational anti-Aβ antibody therapy; initiated Phase 1 SAD and MAD study for PRX012; completed Phase 1 SAD and initiated MAD study for PRX005, an investigational tri-epitopic antibody that specifically binds within the MTBR-tau

•Strengthened leadership position in the amyloidosis community with the ongoing enrollment of the confirmatory Phase 3 AFFIRM-AL study of birtamimab in patients with Mayo Stage IV AL amyloidosis and multiple 2022 scientific publications and presentations, including data presented at ASH

•Received $40 million milestone payment from Novo Nordisk in December 2022 for advancement of NNC6019 (formerly PRX004) in a Phase 2 study for potential treatment of ATTR cardiomyopathy

•Raised net proceeds of $172.4 million in December 2022 through an underwritten public follow-on offering of 3,250,000 ordinary shares

DUBLIN, Ireland, February 23, 2023 -- Prothena Corporation plc (NASDAQ:PRTA), a late-stage clinical biotechnology company with a robust pipeline of investigational therapeutics built on protein dysregulation expertise, today reported financial results for the fourth quarter and full year 2022. In addition, the Company provided 2023 financial guidance and business highlights.

“In 2022 we meaningfully advanced our protein dysregulation portfolio as we continue our transition to a fully integrated commercial company. The foundation we established in 2022 has positioned the next 24 months as a transformational period for Prothena, with many significant clinical milestones expected across six different programs in areas of high unmet patient need,” said Gene Kinney, Ph.D., President and Chief Executive Officer Prothena. “For PRX012, we received clearance from the FDA for our IND application and Fast Track designation was granted. We also initiated the Phase 1 SAD and MAD study for PRX012 and completed the Phase 1 SAD and initiated the MAD study for PRX005. Additionally, we presented key data on birtamimab and PRX123 at ASH and AD/PD, respectively. As we grew our organization’s capabilities to prepare for the future, we also added significant strategic depth to our board of directors through the appointment of an established biotech leader, Helen S. Kim, MBA.”

2022 Business Highlights and Upcoming Milestones

Neurodegenerative Diseases Portfolio

Alzheimer’s Disease (AD)

PRX012, a potential best-in-class, next-generation subcutaneous antibody for the treatment of AD, that targets a key epitope at the N-terminus of amyloid beta (Aβ) with high binding potency
•Received clearance from the U.S. Food and Drug Administration (FDA) in March 2022 for the investigational new drug (IND) application
•FDA granted Fast Track designation in April 2022
•Initiated Phase 1 single ascending dose (SAD) and multi ascending dose (MAD) studies in healthy volunteers and patients with AD
•Significant presence at upcoming International Conference on Alzheimer’s and Parkinson’s Diseases (AD/PD) in March/April 2023 highlighted by oral presentation of preclinical data showing superior binding characteristics of PRX012 and a symposium featuring key thought leaders
•Ongoing Phase 1 SAD and MAD studies; topline data expected year end 2023

PRX005, a potential best-in-class antibody, for the treatment of AD that specifically targets a key epitope within the microtubule binding region (MTBR) of tau, a protein implicated in diseases including AD, frontotemporal dementia (FTD), progressive supranuclear palsy (PSP), chronic traumatic encephalopathy (CTE), and other tauopathies. PRX005 is part of a global neuroscience research and development collaboration with Bristol Myers Squibb
•Topline data from Phase 1 SAD study announced January 2023 showing single doses of PRX005 across three dose cohorts were generally safe and well tolerated, meeting the primary objective of the study; results expected from the Phase 1 SAD study at an upcoming medical conference
•Ongoing Phase 1 MAD study; topline data expected year end 2023

PRX123, a potential first-in-class dual Aβ/tau vaccine, for the treatment and prevention of AD, that is a dual-target vaccine targeting key epitopes within the N-terminus of Aβ and MTBR-tau to promote amyloid clearance and blockade of pathogenic tau
•Oral presentation on preclinical data at AD/PD 2022 demonstrated that Prothena’s dual Aβ/tau vaccine generated anti-Aβ and anti-MTBR-tau antibodies to enable clearance of Aβ and to inhibit cell-to-cell transmission of pathogenic tau species
•Investigational new drug (IND) application filing expected by year end 2023

Parkinson’s Disease (PD)

Prasinezumab, a potential first-in-class antibody, for the treatment of PD, that is designed to target key epitopes within the C-terminus of alpha-synuclein and is the focus of a worldwide collaboration with Roche
•Oral presentation by partner Roche at AD/PD 2022 of the Phase 2 PASADENA study further supports a potential effect on delaying motor progression in patients with early PD
•Ongoing Phase 2b PADOVA trial in patients with early PD is being conducted by Roche (NCT04777331); topline data expected in 2024

Rare Peripheral Amyloid Diseases Portfolio

AL Amyloidosis

Birtamimab, a potential best-in-class amyloid depleter antibody, for the treatment of AL amyloidosis, that is designed to directly neutralize soluble toxic aggregates and promote clearance of amyloid that causes organ dysfunction and failure
•Poster presented at the XVIII International Symposium on Amyloidosis (ISA) in September 2022 titled: Birtamimab in Patients with Mayo Stage IV AL Amyloidosis: Rationale for Confirmatory AFFIRM-AL Phase 3 trial
•Oral presentation at the 2022 American Society of Hematology (ASH) Annual Meeting and Exposition in December 2022: Consistent Survival Benefit Observed with Birtamimab in Mayo Stage IV AL Amyloidosis Patients in Phase 3 VITAL Study
•Published data on in-hospital mortality in amyloid light chain amyloidosis in Journal of Comparative Effectiveness Research
•Confirmatory Phase 3 AFFIRM-AL trial ongoing (NCT04973137); topline data expected in 2024

ATTR Amyloidosis

NNC6019 (formerly PRX004), a potential first-in-class antibody, for the treatment of ATTR cardiomyopathy, that is designed to deplete the pathogenic, non-native forms of the transthyretin (TTR) protein and is being developed by Novo Nordisk as part of their up to $1.2 billion acquisition of Prothena’s ATTR amyloidosis business and pipeline
•Received $40 million milestone payment from Novo Nordisk in December 2022 related to the continued advancement of NNC6019 in a Phase 2 study
•Ongoing Phase 2 study in patients with ATTR cardiomyopathy is being conducted by Novo Nordisk (NCT05442047); topline data expected in 2024

2022 Organizational and Corporate Highlights

•Announced the appointment of Helen S. Kim, MBA, to its Board of Directors. With the appointment of Ms. Kim, Prothena expanded its Board to 10 directors
•Raised net proceeds of $172.4 million through an underwritten public follow-on offering of 3,250,000 ordinary shares in December 2022

Upcoming Investor Conferences

Members of the senior management team will present and participate in investor meetings at the following upcoming investor conferences:

•Oppenheimer 33rd Annual Healthcare Conference on Monday, March 13, 2023; a fireside chat will be held at 10:00 AM ET
•Jefferies Biotech on the Bay Summit on Thursday, March 16, 2023; 1 on 1 investor meetings will be held

Fourth Quarter and Full Year of 2022 Financial Results
For the fourth quarter and full year of 2022, Prothena reported a net income of $6.3 million and a net loss of $116.9 million, respectively, as compared to a net loss of $33.2 million and a net income of $67.0 million for the fourth quarter and full year of 2021, respectively. Net income per share on a diluted basis was $0.12 for the fourth quarter of 2022 and net loss per share of for the full year of 2022 was $2.47, as compared to net loss per share of $0.71 and net income per share on a diluted basis of $1.38 for the fourth quarter and full year of 2021, respectively.
Prothena reported total revenue of $49.9 million and $53.9 million for the fourth quarter and full year of 2022, respectively, as compared to total revenue of $1.2 million and $200.6 million for the fourth quarter and full year of 2021, respectively. Total revenue for the fourth quarter and full year of 2022 included a $40.0 million milestone payment from Novo Nordisk and revenue for fourth quarter and full year of 2022 included BMS collaboration revenue of $9.9 million and $13.9 million, respectively. This compares to total revenue of $1.2 million for the fourth quarter of 2021 from BMS collaboration revenue, and total revenue of $200.6 million for the full year of 2021, which included $79.7 million in collaboration revenue from BMS, a $60.0 million clinical milestone payment from Roche and $60.7 million from the sale of intellectual property and related rights to Novo Nordisk.
Research and development (R&D) expenses totaled $36.9 million and $135.6 million for the fourth quarter and full year of 2022, respectively, as compared to $22.1 million and $82.3 million for the fourth quarter and full year of 2021, respectively. The increase in R&D expense for the fourth quarter and full year of 2022 compared to the same periods in the prior year was primarily due to higher manufacturing costs, higher personnel related expenses, higher clinical trial expenses, higher consulting and other R&D expenses. For the full year of 2022, the higher costs were offset in part by lower collaboration expenses with Roche and lower manufacturing expenses related to the NNC6019 (formerly PRX004) program. R&D expenses included non-cash share-based compensation expense of $3.5 million and $14.8 million for the fourth quarter and full year of 2022, respectively, as compared to $2.9 million and $9.5 million for the fourth quarter and full year of 2021, respectively.
General and administrative (G&A) expenses totaled $13.1 million and $49.9 million for the fourth quarter and full year of 2022, respectively, as compared to $12.2 million and $46.3 million for the fourth quarter and full year of 2021, respectively. The increase in G&A expenses for the fourth quarter and full year of 2022 compared to the same periods in the prior year was primarily related to higher personnel related and consulting expenses offset in part by lower legal expenses. G&A expenses included non-cash share-based compensation expense of $3.9 million and $16.5 million for the fourth quarter and full year of 2022, respectively, as compared to $4.0 million and $15.1 million for the fourth quarter and full year of 2021, respectively.
Total non-cash share-based compensation expense was $7.4 million and $31.3 million for the fourth quarter and full year of 2022, respectively, as compared to $6.9 million and $24.7 million for the fourth quarter and full year of 2021, respectively.

As of December 31, 2022, Prothena had $712.6 million in cash, cash equivalents and restricted cash, and no debt.
As of February 17, 2023, Prothena had approximately 52.6 million ordinary shares outstanding.

2023 Financial Guidance

The Company expects the full year 2023 net cash used in operating and investing activities to be $213 to $229 million and expects to end the year with approximately $512 million in cash, cash equivalents and restricted cash (midpoint). The estimated full year 2023 net cash used in operating and investing activities is primarily driven by an estimated net loss of $250 to $275 million, which includes an estimated $46 million of non-cash share-based compensation expense.

Conference Call Details

Prothena management will discuss these results and its 2023 financial guidance during a live audio conference call today, Thursday, February 23, 2023, at 4:30 PM ET. The conference call will be made available on the Company's website at www.prothena.com under the Investors tab in the Events and Presentations section. Following the live audio webcast, a replay will be available on the Company's website for at least 90 days.

To access the call via dial-in, please dial +1 (888) 350-3870 (U.S. and Canada toll free) or +1 (646) 960-0308 (international) five minutes prior to the start time and refer to conference ID number 92750. A replay of the call will be available until March 2, 2023, via dial-in at (800) 770-2030 (U.S. toll free) or +00 1 647 362-9199 (international), Conference ID Number 92750.

About Prothena
Prothena Corporation plc is a late-stage clinical biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including AL amyloidosis, ATTR amyloidosis, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on Twitter @ProthenaCorp.

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2023 and beyond; the treatment potential, designs, proposed mechanisms of action, and potential administration of birtamimab, prasinezumab, PRX004, PRX005, PRX012, and PRX123; plans for future clinical studies of birtamimab, prasinezumab, PRX004, PRX005, PRX012, and PRX123 (including the filing of an IND application); the expected timing of reporting data from clinical studies of birtamimab, prasinezumab, PRX004, PRX005, and PRX012; our anticipated net cash burn from operating and investing activities for 2023 and expected cash balance at the end of 2023; and our estimated net loss and non-cash share-based compensation expense for 2023. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 3, 2022, discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC, and our Annual Report on Form 10-K to be filed with the SEC for our fiscal year 2022. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

PROTHENA CORPORATION PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - amounts in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Collaboration revenue	$9,923	$1,172	$13,855	$139,833
Revenue from license and intellectual property	40,000	—	40,050	60,744
Total revenue	49,923	1,172	53,905	200,577
Operating expenses:
Research and development	36,871	22,058	135,562	82,284
General and administrative	13,124	12,206	49,900	46,318
Total operating expenses	49,995	34,264	185,462	128,602
Income (loss) from operations	(72)	(33,092)	(131,557)	71,975
Other income (expense), net	3,417	(4)	5,952	(54)
Income (loss) before income taxes	3,345	(33,096)	(125,605)	71,921
Provision for (benefit from) income taxes	(3,004)	83	(8,656)	4,946
Net income (loss)	$6,349	$(33,179)	$(116,949)	$66,975
Basic net income (loss) per ordinary share	$0.13	$(0.71)	$(2.47)	$1.51
Diluted net income (loss) per ordinary share	$0.12	$(0.71)	$(2.47)	$1.38
Shares used to compute basic net income (loss) per share	48,960	46,618	47,369	44,228
Shares used to compute diluted net income (loss) per share	53,979	46,618	47,369	48,464

PROTHENA CORPORATION PLC
CONSOLIDATED BALANCE SHEETS
(unaudited - amounts in thousands)

	December 31,	December 31, 2021
	2022	2021
Assets
Cash and cash equivalents	$710,406	$579,094
Prepaid expenses and other current assets	8,692	5,715
Total current assets	719,098	584,809
Property and equipment, net	1,731	2,012
Operating lease right-of-use assets	6,277	12,123
Restricted cash, non-current	2,212	1,352
Other non-current assets	28,717	9,070
Total non-current assets	38,937	24,557
Total assets	$758,035	$609,366
Liabilities and Shareholders’ Equity
Accrued research and development	10,794	6,351
Deferred revenue, current	11,442	7,657
Lease liability, current	6,473	5,940
Other current liabilities	21,438	13,504
Total current liabilities	50,147	33,452
Deferred revenue, non current	85,293	102,933
Lease liability, non-current	—	6,386
Other non-current liabilities	553	553
Total non-current liabilities	85,846	109,872
Total liabilities	135,993	143,324
Total shareholders’ equity	622,042	466,042
Total liabilities and shareholders’ equity	$758,035	$609,366

Media and Investor Contact:

Media
Michael Bachner, Senior Director, Corporate Communications
609-664-7308, michael.bachner@prothena.com

Investors
IR@prothena.com